Exhibit 99.1

DynCorp International LLC Receives Requisite Consents in Consent Solicitation

For 9.5% Senior Subordinated Notes due 2013

FALLS CHURCH, Va. — June 21, 2010 (Business Wire) — DynCorp International LLC (“DI”), the wholly-owned operating subsidiary of DynCorp International Inc. (“DynCorp International”), (NYSE: DCP), announced today that it has received, as of 5:00 p.m. New York City time, on June 18, 2010, tenders and consents from holders of $374,112,000 principal amount, or approximately 99.4%, of the 9.5% Senior Subordinated Notes due 2013 (CUSIP No. 23326BAB0) (the “Notes”) of DI and DIV Capital Corporation in connection with its previously announced cash tender offer and consent solicitation. The tender offer and consent solicitation is being conducted pursuant to that certain Agreement and Plan of Merger, dated as of April 11, 2010 (the “Merger Agreement”), by and among DynCorp International, Delta Tucker Holdings, Inc. (“Parent”) and Delta Tucker Sub, Inc. (“Merger Sub”). Parent and Merger Sub are entities created on behalf of affiliated funds and/or managed accounts of Cerberus Capital Management L.P. Pursuant to the Merger Agreement, as of the effective time of the Merger (as defined in the Merger Agreement), DynCorp International will become a wholly-owned subsidiary of Parent.

As a result of the receipt of the requisite consents, DI and DIV Capital Corporation intend to enter into a supplemental indenture effecting the proposed amendments, substantially as described in the Offer to Purchase and Consent Solicitation Statement dated June 7, 2010 and the related Consent and Letter of Transmittal (the “Offer Documents”), with the trustee under the indenture. The proposed amendments, which will eliminate most of the restrictive covenants and certain events of default, will become operative when DI accepts for purchase the Notes validly tendered pursuant to the terms of the Offer Documents. Upon execution of the supplemental indenture, holders who have validly tendered their Notes may no longer withdraw their tenders and consents.

DI’s tender offer is subject to the conditions set forth in the Offer Documents including, among other things, the consummation of the Merger. However, completion of the tender offer and consent solicitation is not a condition to completion of the Merger.

DI has retained Citi and BofA Merrill Lynch to act as dealer managers in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Citi at (800) 558-3745 (toll free) or (212) 723-6106 (collect) or BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Copies of the Offer Documents and other related documents may be obtained from MacKenzie Partners, Inc., the information agent and depositary for the tender offer and consent solicitation, at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

The tender offer and consent solicitation are being made solely pursuant to the Offer Documents, which set forth the complete terms of the tender offer and consent solicitation.

Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of DI. It also is not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of the securities should tender their securities or give their consent.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About DynCorp International

DynCorp International, through its wholly-owned subsidiary DI, is a global government services provider in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DynCorp International operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability. All of these forward-looking statements are based on estimates and assumptions made by DynCorp International’s management that, although believed by DynCorp International to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of DynCorp International’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following: DynCorp International’s proposed Merger; the future impact of acquisitions; the success of current or future joint ventures or teaming agreements; our substantial level of indebtedness; the outcome of any material litigation, government investigation or other regulatory matters; policy and/or spending changes implemented by the Obama administration; termination or modification of key U.S. government contracts; changes in the demand for services DynCorp International provides; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of or cost of capital; general political, economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue; changes in anticipated revenue from indefinite delivery, indefinite quantity contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts; outcome of any significant litigation, including, but not limited to, the shareholder lawsuits filed in connection with the Merger; and other risks detailed from time to time in DynCorp International’s reports filed with the SEC, including DynCorp International’s definitive proxy statement, which was filed on May 17, 2010, and DynCorp International’s Annual Report on Form 10-K, which was filed on June 4, 2010. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. DynCorp International’s actual results could differ materially from those contained in the forward-looking statements. DynCorp International undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SOURCE: DynCorp International Inc.

DynCorp International Inc.

Ashley Burke, 571-722-0210

Senior Director of Media Communications

Ashley.Burke@dyn-intl.com

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